HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Cash Flow
              For the Years Ended September 30, 1998, 1997 and 1996
                 Increase (Decrease) in Cash and Cash Equivalent


                                                 Year Ended September 30,
                                          1998             1997            1996
Cash Flow from Operating Activities:
   Interest Received                 $  81,008       $  115,571      $  171,544
   Miscellaneous Income Received         1,372              814             501
   Interest Paid                             0          (41,517)       (101,493)
   Legal, Audit and Management
     Fees Paid                         (41,556)         (49,655)        (46,155)
   Repairs and Maintenance Paid        (12,244)         (13,799)           (824)
   Cash Paid to Suppliers for
      Operating Expenses               (11,940)          (7,860)         (8,176)

      Net Cash Provided by
        Operating Activities         $  16,640       $    3,554      $   15,397

Cash Flows from Investing Activities:
   Principal Collected on Sale of
     Tanglefoot Apartments Contract          0        1,572,240           9,907
   Principal Collected on
     Real Estate Contracts               5,561           12,827             791
   Purchase of Real Estate Contracts   (31,848)        (526,413)              0
   Sale (Purchase) of Real Estate       31,848          (31,848)              0
   Payments on Real Estate Mortgages         0         (991,555)        (42,507)
   Buyers Escrow Collected (Paid)          442           (6,650)        (20,603)
   Apartment Building Escrow
     Received (Paid)                         0                0         (13,013)
   Purchase (Redeem) Tax Certificates    1,365           (1,459)            (72)
   Down Payment on Real Estate            (500)             500               0

      Net Cash Provided (Used) by
         Investing Activities        $   6,868       $   27,642      $  (65,497)

Cash Flows from Financing Activities:
   Proceeds (Payments) from Loans    $       0       $  (27,000)     $   27,000

      Net Cash Provided (Used) by
         Financing Activities        $       0       $  (27,000)     $   27,000

   Net Increase (Decrease) in Cash and
      Cash Equivalents                  23,508       $    4,196      $  (23,100)
Cash and Cash Equivalents at Beginning
   of Year                              10,675            6,479          29,579

Cash and Cash Equivalents at
   End of Year                       $  34,183       $   10,675      $    6,479


Notes to Financial Statements are an integral part of these statements.